SCHEDULE A
TO THE
MULTIPLE CLASS PLAN PURSUANT TO RULE 18f-3

As Amended December 21, 2021

Name of Fund

Diamond Hill Small Cap Fund
Diamond Hill Small-Mid Cap Fund
Diamond Hill Mid Cap Fund
Diamond Hill Large Cap Fund
Diamond Hill Large Cap Concentrated Fund
Diamond Hill All Cap Select Fund
Diamond Hill Long-Short Fund
Diamond Hill International Fund
Diamond Hill Short Duration Securitized Bond Fund
Diamond Hill Core Bond Fund